PROSPECTUS Dated April 12, 2024 PROSPECTUS SUPPLEMENT Dated November 16, 2023	Pricing Supplement No. 14,846 to Registration Statement No. 333-275587 Dated March 11, 2026 Rule 424(b)(2)
GLOBAL MEDIUM-TERM NOTES, SERIES I
Fixed/Floating Rate Senior Notes Due 2032
Fixed/Floating Rate Senior Notes Due 2047

We, Morgan Stanley, are offering the notes described below on a global basis. We may redeem some or all of the Global Medium-Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2032 (the “fixed/floating rate notes due 2032”) at any time on or after September 15, 2026 and prior to March 12, 2031 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on March 12, 2031 or (ii) in whole at any time or in part from time to time, on or after February 12, 2032, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.” We may redeem some or all of the Global Medium‑Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2047 (the “fixed/floating rate notes due 2047” and, together with the fixed/floating rate notes due 2032, the “notes”) at any time on or after September 15, 2026 and prior to March 13, 2046 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2047, (i) in whole but not in part, on March 13, 2046 or (ii) in whole at any time or in part from time to time, on or after September 13, 2046, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.”
We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.
We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. In addition, we describe the basic features of each of the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047 during the respective Fixed Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and during the respective Floating Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.
With respect to each of the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047, we describe how interest is calculated, accrued and paid during the respective Fixed Rate Period, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus. With respect to each of the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047, we describe how interest is paid during the respective Floating Rate Period under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described under “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus with respect to the compounding method used to calculate accrued interest during the respective Floating Rate Period and the application of the Spread to such method.
Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Investing in the notes involves risks. See “Risk Factors” on page PS-8.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
MORGAN STANLEY
MUFG

When you read the accompanying prospectus supplement, please note that all references in such prospectus supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.
Neither Morgan Stanley nor any of the managers has authorized anyone to provide you with information other than that contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by Morgan Stanley or on its behalf. Morgan Stanley and the managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated herein or therein is accurate only as of their respective dates. Morgan Stanley is offering to sell the notes and is seeking offers to buy the notes, only in jurisdictions where such offers and sales are permitted.
NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA (THE “EEA”)
None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Morgan Stanley nor the managers have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM
This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under paragraph 15 of Schedule 1 to the United Kingdom’s Public Offers and Admissions to Trading Regulations 2024 (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Morgan Stanley nor the managers have authorized, nor do they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.
The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus, any related free writing prospectus and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus or any related free writing prospectus or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, the expression “retail investor” means a person who is neither: (i) a professional client, as defined in point 8 of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a UK Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Fixed/Floating Rate Notes Due 2032
Principal Amount:	$3,500,000,000
Maturity Date:	March 12, 2032
Settlement Date
(Original Issue Date):	March 13, 2026 (T+2)
Interest Accrual Date:	March 13, 2026
Issue Price:	100.000%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding March 12, 2031
Floating Rate Period:	The period from and including March 12, 2031 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 4.708% per annum; during the Floating Rate Period, see “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus

Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the accompanying prospectus). As further described in the accompanying prospectus, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 1.195% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. dollars
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including March 12, 2031 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, to but excluding the redemption date for such fixed/floating rate notes due 2032 (in each case, the final Interest Payment Period End-Date for such fixed/floating rate notes due 2032) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Interest Payment Period
End-Dates:
With respect to the Floating Rate Period, the 12th of each March, June, September and December, commencing June 2031 and ending on the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, ending on the redemption date for such fixed/floating rate notes due 2032; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date for the fixed/floating rate notes due 2032 (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date.

Interest Payment Dates:
With respect to the Fixed Rate Period, each March 12 and September 12, commencing September 12, 2026 to and including March 12, 2031; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Business Day:	New York

Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61747Y GB5
ISIN:	US61747YGB56
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Other Provisions:
Optional make-whole redemption on or after September 15, 2026 and prior to March 12, 2031, on at least 3 business days’ but not more than 60 calendar days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2032, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to March 12, 2031 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2032 to be redeemed as if the fixed/floating rate notes due 2032 matured on March 12, 2031 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.

See also “Optional Redemption” below.

Fixed/Floating Rate Notes Due 2047
Principal Amount:	$2,500,000,000
Maturity Date:	March 13, 2047
Settlement Date
(Original Issue Date):	March 13, 2026 (T+2)
Interest Accrual Date:	March 13, 2026
Issue Price:	100.000%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding March 13, 2046
Floating Rate Period:	The period from and including March 13, 2046 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 5.900% per annum; during the Floating Rate Period, see “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus

Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the accompanying prospectus). As further described in the accompanying prospectus, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 1.782% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. dollars
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including March 13, 2046 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2047, the redemption date for such fixed/floating rate notes due 2047) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2047, to but excluding the redemption date for such fixed/floating rate notes due 2047 (in each case, the final Interest Payment Period End-Date for such fixed/floating rate notes due 2047) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Interest Payment Period
End-Dates:
With respect to the Floating Rate Period, the 13th of each March, June, September and December, commencing June 2046 and ending on the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2047, ending on the redemption date for such fixed/floating rate notes due 2047; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2047, the redemption date for such fixed/floating rate notes due 2047, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date for the fixed/floating rate notes due 2047 (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2047, the redemption date for such fixed/floating rate notes due 2047) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date.

Interest Payment Dates:
With respect to the Fixed Rate Period, each March 13 and September 13, commencing September 13, 2026 to and including March 13, 2046; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2047, the redemption date for such fixed/floating rate notes due 2047. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP:	61747Y GC3
ISIN:	US61747YGC30
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Other Provisions:
Optional make-whole redemption on or after September 15, 2026 and prior to March 13, 2046, on at least 3 business days’ but not more than 60 calendar days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2047, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to March 13, 2046 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2047 to be redeemed as if the fixed/floating rate notes due 2047 matured on March 13, 2046 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.

See also “Optional Redemption” below.

Risk Factors
For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, risk management strategies, models and processes, legal, regulatory and compliance risk, competitive environment, and other risks, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758) that are incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus.
This section describes certain selected risk factors relating to the notes.  Please see “Risk Factors” in the accompanying prospectus for a complete list of risk factors relating to the notes.
SOFR-Related Risks
The interest rate during the Floating Rate Period on the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047 is based on a daily compounded SOFR rate, which is relatively new in the marketplace.  For each Interest Payment Period during the Floating Rate Period for the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047, the interest rate on the notes is based on a daily compounded SOFR rate calculated using the specific formula described in the accompanying prospectus, not the SOFR rate published on or in respect of a particular date during such Interest Payment Period or an average of SOFR rates during such period.  For this and other reasons, the interest rate on the notes during any Interest Payment Period within the Floating Rate Period for the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047 will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Payment Period within the Floating Rate Period for the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047 is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on such notes on the Interest Payment Date for such Interest Payment Period.
In addition, limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the daily compounded SOFR rate used in the notes may not continue to be utilized by other market participants.  If the market transitions to a different calculation method, that would likely adversely affect the market value of such notes.
The amount of interest payable with respect to each Interest Payment Period during the Floating Rate Period for the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047, will be determined near the end of the Interest Payment Period.  The level of the Base Rate applicable to each such Interest Payment Period and, therefore, the amount of interest payable with respect to such Interest Payment Period will be determined on the Interest Payment Period End-Date for such Interest Payment Period (or the Rate Cut-Off Date for the final Interest Payment Period).  Because each such date is near the end of such Interest Payment Period, you will not know the amount of interest payable with respect to each such Interest Payment Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes.  Depending on the actual or anticipated level of SOFR, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also may hedge the issuer’s obligations under such notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SOFR specifically.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of such notes.  In addition, the issuer’s subsidiaries may hedge the issuer’s obligations under the notes and they may realize a profit from that hedging activity even if investors do not receive a favorable investment return under the terms of such notes or in any secondary market transaction.

The calculation agent (or, if applicable, we or our designee) will make determinations with respect to the notes.  The calculation agent will make certain determinations with respect to the notes as further described in the accompanying prospectus.  In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Description of Debt Securities—SOFR Debt Securities—Determination of SOFR” in the accompanying prospectus. Any of these determinations may adversely affect the payout to investors.  Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the Base Rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes.  These potentially subjective determinations may adversely affect the payout to you on the notes.  For further information regarding these types of determinations, see “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus.
In determining the Base Rate for the final Interest Payment Period in the Floating Rate Period for the fixed/floating rate notes due 2032 and the fixed/floating rate notes due 2047, the level of SOFR for any day from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, will be the level of SOFR in respect of such Rate Cut-off Date.  For the final Interest Payment Period, because the level of SOFR for any day from and including the Rate Cut-off Date to but excluding the Maturity Date or redemption date, as applicable, will be the level of SOFR in respect of such Rate Cut-Off Date, you will not receive the benefit of any increase in the level in respect of SOFR beyond the level for such date in connection with the determination of the interest payable with respect to such Interest Payment Period, which could adversely impact the amount of interest payable with respect to that Interest Payment Period.
Early Redemption Risks
The notes have early redemption risk. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2032—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on March 12, 2031 or (ii) in whole at any time or in part from time to time, on or after February 12, 2032, on at least 3 business days’ but not more than 60 calendar days’ prior notice. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2047—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2047, (i) in whole but not in part, on March 13, 2046 or (ii) in whole at any time or in part from time to time, on or after September 13, 2046, on at least 3 business days’ but not more than 60 calendar days’ prior notice. It is more likely that we will redeem the fixed/floating rate notes due 2032 or the fixed/floating rate notes due 2047 prior to the respective stated maturity date to the extent that the interest payable on such notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market. If the notes are redeemed prior to their respective stated maturity dates, you may have to re-invest the proceeds in a lower interest rate environment.

Optional Redemption
In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2032—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on March 12, 2031 or (ii) in whole at any time or in part from time to time, on or after February 12, 2032, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the fixed/floating rate notes due 2032 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2032 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2032 so redeemed (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2032 that are not so redeemed.  Further, if fewer than all of the fixed/floating rate notes due 2032 are to be redeemed, the trustee will select, not more than 60 calendar days prior to the redemption date, the particular fixed/floating rate notes due 2032 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2032 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2032 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2032 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.
In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2047—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2047, (i) in whole but not in part, on March 13, 2046 or (ii) in whole at any time or in part from time to time, on or after September 13, 2046, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such fixed/floating rate notes due 2047 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2047 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2047 so redeemed (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2047 that are not so redeemed. Further, if fewer than all of the fixed/floating rate notes due 2047 are to be redeemed, the trustee will select, not more than 60 calendar days prior to the redemption date, the particular fixed/floating rate notes due 2047 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2047 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2047 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2047 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.
On or before the respective redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.  If such money is so deposited, on and after the redemption date interest will cease to accrue on such notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding.
For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus.
The notes do not contain any provisions affording the holders the right to require us to purchase the notes after the occurrence of any change in control event affecting us.

Secured Overnight Financing Rate
SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.
If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.
The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.
Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time.  If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time.  Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time.  Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point.  Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision.  This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.
Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication.  See “Risk Factors” above.
The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

United States Federal Taxation
Tax Considerations for the Fixed/Floating Rate Notes Due 2032 and 2047
In the opinion of our counsel, Davis Polk & Wardwell LLP, the fixed/floating rate notes due 2032 and 2047 (for purposes of this discussion, the “notes”) should be treated as “variable rate debt instruments” for U.S. federal tax purposes. Although applicable Treasury Regulations do not directly address the treatment of floating rate debt instruments that provide for redemption rights, such as the notes, each tranche of the notes should be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under this treatment, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of a tranche of the notes, an equivalent fixed rate debt instrument must be constructed for the entire term of such tranche of the notes. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which should generally be the value of that QFR as of the issue date of the notes). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we should be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional make-whole redemption should not be deemed to be exercised. However, if, as of the issue date, redeeming a tranche of the notes on the first day of the Floating Rate Interest Period for that tranche of the notes (the “Potential Deemed Redemption Date”) would reduce the yield of the applicable equivalent fixed rate debt instrument, the notes should be treated as fixed rate debt instruments maturing on the Potential Deemed Redemption Date. Under those circumstances, if the notes are not actually redeemed by us on the Potential Deemed Redemption Date, solely for purposes of the OID rules, they should be deemed retired and reissued for their adjusted issue price, and should thereafter be treated as floating rate debt instruments with a term of one year (a “1-year instrument”). The instrument maturing on the Potential Deemed Redemption Date would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on a 1-year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that a 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.
If, as of the issue date, redeeming a tranche of the notes on the Potential Deemed Redemption Date would not reduce the yield on the applicable equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” should be applied to the applicable equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the applicable notes. Under those circumstances, the applicable notes may be issued with OID.
A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.
Both U.S. and non-U.S. holders of the notes should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”
You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
The discussion in the preceding paragraphs under “United States Federal Taxation,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
On March 11, 2026, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.650%, plus accrued interest, if any, for the fixed/floating rate notes due 2032 and at a net price of 99.125%, plus accrued interest, if any, for the fixed/floating rate notes due 2047, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed/floating rate notes due 2032 equals the stated issue price of 100.000%, plus accrued interest, if any, less a combined management and underwriting commission of 0.350% of the principal amount of the fixed/floating rate notes due 2032 and the purchase price for the fixed/floating rate notes due 2047 equals the stated issue price of 100.000%, plus accrued interest, if any, less a combined management and underwriting commission of 0.875% of the principal amount of the fixed/floating rate notes due 2047.
Name	Principal Amount of Fixed/Floating Rate Notes Due 2032	Principal Amount of Fixed/Floating Rate Notes Due 2047
Morgan Stanley & Co. LLC	$2,450,000,000	$1,750,000,000
MUFG Securities Americas Inc.	350,000,000	250,000,000
Cabrera Capital Markets LLC	122,500,000	50,000,000
Samuel A. Ramirez & Company, Inc.	-	87,500,000
Blaylock Van, LLC	70,000,000	-
R. Seelaus & Co., LLC	-	50,000,000
Siebert Williams Shank & Co., LLC	70,000,000	-
Academy Securities, Inc.	-	25,000,000
AmeriVet Securities, Inc.	-	25,000,000
Independence Point Securities LLC	35,000,000	-
Telsey Advisory Group LLC	35,000,000	-
ANZ Securities, Inc.	-	18,750,000
BMO Capital Markets Corp.	26,250,000	-
BNY Mellon Capital Markets, LLC	26,250,000	-
Capital One Securities, Inc.	-	18,750,000
CIBC World Markets Corp.	26,250,000	-
Citizens JMP Securities, LLC	-	18,750,000
FHN Financial Securities Corp.	26,250,000	-
Fifth Third Securities, Inc.	-	18,750,000
First Citizens Capital Securities, LLC	26,250,000	-
Huntington Securities, Inc.	-	18,750,000
Intesa Sanpaolo IMI Securities Corp.	-	18,750,000
KeyBanc Capital Markets Inc.	26,250,000	-
La Banque Postale	-	18,750,000
Lloyds Securities Inc.	26,250,000	-
M&T Securities, Inc.	26,250,000	-
Natixis Securities Americas LLC	26,250,000	-
NatWest Markets Securities Inc.	26,250,000	-
Nykredit Bank A/S	26,250,000	-
PNC Capital Markets LLC	-	18,750,000
RBC Capital Markets, LLC	-	18,750,000

Regions Securities LLC	26,250,000	-
Scotia Capital (USA) Inc.	26,250,000	-
Standard Chartered Bank	-	18,750,000
Synovus Securities, Inc.	26,250,000	-
TD Securities (USA) LLC	-	18,750,000
Truist Securities, Inc.	-	18,750,000
U.S. Bancorp Investments, Inc.	-	18,750,000
UniCredit Capital Markets LLC	-	18,750,000
Total	$3,500,000,000	$2,500,000,000

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of MUFG Securities Americas Inc. (one of the managers), holds an approximately 23.6% interest in Morgan Stanley. This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC and MUFG Securities Americas Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
La Banque Postale, Nykredit Bank A/S and Standard Chartered Bank are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.
Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.